Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form type)

Aptera Motors Corp.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class B Common Stock, par value $0.0001 per share	Other	6,000,000	$5.33	$31,980,000	0.00013810	$4,416.44
Newly Registered Securities
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-

Total Offering Amounts					-	$31,980,000		$4,416.44
Total Fees Previously Paid					-	-	-	-
Total Fees Offsets					-	-	-	-
Net Fee Due								$4,416.44

(1)	Represents up to 6,000,000 shares of Class B common stock that are issuable at the option of the registrant pursuant to a share purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 457(c), based on the average of the high ($5.56) and low ($5.10) prices of the Class B common stock on The Nasdaq Capital Market on October 21, 2025.